Exhibit 10.1

ACQUIROR SUPPORT AGREEMENT

This ACQUIROR SUPPORT AGREEMENT (this “Agreement”), dated as of August 9, 2023, is made by and among 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“10X” or “Acquiror”), American Gene Technologies International Inc., a Delaware corporation (“AGT”), 10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”), and the undersigned directors and officers of 10X (collectively with the Sponsor, the “Class B Holders”). 10X, AGT and the Class B Holders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, 10X, AGT and 10X AGT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Class B Holders are the record and beneficial owners of 10,000,000 issued and outstanding Class B ordinary shares, par value $0.0001 per share, of 10X (the “10X Class B Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto, pursuant to which, among other things, each Class B Holder will vote in favor of approval of the Proposals and agree to certain transfer restrictions with respect to such Class B Holder’s Acquiror Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Class B Holder hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of 10X, and in any action by written resolution of the shareholders of 10X, all of such Class B Holder’s 10X Class B Shares (together with any other equity securities of 10X that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject 10X Equity Securities”) (i) in favor of the Proposals and (ii) against, and withhold consent with respect to, any other matter, action or proposal that would reasonably be expected to result in (A) a breach of any of 10X’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or any Ancillary Agreement or (B) any of the conditions to the Closing set forth in Sections 9.01, 9.02 or 9.03 of the Merger Agreement not being satisfied, (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of such Class B Holder’s Subject 10X Equity Securities to be counted as present thereat for purposes of establishing a quorum, (c) not to redeem, elect to redeem or tender or submit any of its Subject 10X Equity Securities for redemption in connection with such shareholder approval, the Merger or any other transactions contemplated by the Merger Agreement, (d) not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes a Competing Proposal; (ii) furnish or disclose any non-public information about 10X to any Person in connection with a Competing Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Competing Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Class B Holder shall (y) notify AGT promptly upon receipt of any Competing Proposal by the Class B Holder, and describe the material terms and conditions of any such offer in reasonable detail (including the identity of the Persons making such Competing Proposal) and (z) keep AGT reasonably informed on a current basis of any modifications to such offer or information.

Prior to any valid termination of the Merger Agreement, each Class B Holder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein.

2. Lock-Up.

a. For purposes of this Agreement:

(i) the term “First Tranche” means an amount of shares equal to one-half of the Lock-Up Shares;

(ii) the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is thirty six (36) months after the Closing Date; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-Up Period;

(iii) the term “Lock-Up Shares” means an amount of shares equal to the aggregate number of shares of Acquiror Common Stock held by the Class B Holder(s) immediately following the Closing (excluding the (i) shares of Acquiror Common Stock underlying (a) the private placement units issued to the Sponsor in connection with its initial public offering or (b) any private placement units issued on conversion of Working Capital Loans and (ii) Acquiror Common Stock acquired after the date hereof in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares owned by the Class B Holders at Closing but which have been committed to be delivered following Closing to a third party shall not be considered “Lock-Up Shares”;

(iv) the term “Permitted Transferees” means any Person to whom a Class B Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2.c;

(v) the term “Prospectus” means the final prospectus of 10X, filed with the United States Securities and Exchange Commission (File No. 333-253868) on January 11, 2022;

(vi) the term “Second Tranche” means an amount of shares equal to the remaining one-half of the Lock-Up Shares; and

(vii) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

b. The Class B Holders hereby agree that each shall not, and shall cause any of its respective Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i) with respect to the First Tranche, the Transfer Restriction shall expire with respect to twenty-five percent (25%) of the First Tranche on the date that is thirty (30) calendar days after the Closing Date;

(ii) with respect to the First Tranche, the Transfer Restriction shall expire with respect to the remaining seventy-five percent (75%) on the date that is one hundred eighty (180) calendar days after the Closing Date, provided that, if at any point the closing price of the Acquiror Common Stock exceeds $12.00 for any fifteen (15) Trading Days within any consecutive thirty (30) Trading Day period, the Transfer Restriction shall expire with respect to an amount of Lock-Up Shares subject to this Section 2.b(ii) equal to the number of shares unlocked in Section 2.b(i) on a date that may be earlier than one hundred eighty (180) calendar days after the Closing Date;

(iii) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $15.00 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period;

(iv) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $17.50 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period;

(v) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $20.00 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period;

(vi) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event IV occurs;

(vii) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event V occurs;

(viii) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event VI occurs; and

(ix) on the date on which post-merger 10X completes a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all of its assets or other similar transaction that results in a majority of post-merger 10X’s stockholders having the right to exchange their shares for cash, securities or other property, or where the majority of post-merger Acquiror shareholders have the right to receive a dividend or distribution related to a sale or transfer of assets or other similar transactions, the Transfer Restriction will terminate with respect to all Lock-Up Shares. For the avoidance of doubt, no Transfer Restrictions shall apply to any of the Lock-Up Shares after the expiration of the Lock-Up Period.

c. Notwithstanding the provisions set forth in Section 2.b, a Class B Holder or its Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to 10X’s officers or directors, (ii) to any Affiliates of the Sponsor; (iii) in respect of subclauses (i) or (ii) above, in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of subclauses (i), (ii) or (iii) above, in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) by virtue of the laws of the Cayman Islands or the Sponsor limited liability company agreement upon dissolution of the Sponsor, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Sponsor and (vi) in the event that Acquiror completes a subsequent public offering of Acquiror Common Stock following Closing, the Class B Holders may Transfer in connection with such public offering an amount of Lock-Up Shares no greater than five percent (5%) of the size of such subsequent public offering, and the amount of Lock-Up Shares in the Second Tranche shall be reduced by the same amount (provided that the Class B Holders may allocate such reduction at their option between the Lock-Up Shares referenced in Section 2.b(iii) through Section 2.b(iii)).

d. The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of 10X by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

e. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and 10X shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, 10X may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

f. During the applicable Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUPPORT AGREEMENT, DATED AS OF AUGUST 9, 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

g. For the avoidance of any doubt, the Class B Holders shall retain all of their respective rights as a shareholder of 10X with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3. Other Covenants.

a. Each Class B Holder hereby agrees to be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 7.11 (Exclusivity) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to 10X, as if such Class B Holder is directly party thereto.

b. Each Class B Holder acknowledges and agrees that AGT is entering into the Merger Agreement in reliance upon such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, AGT would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

4. Termination of 10X Class B Shares IPO Lock-Up Period. Each Class B Holder and 10X hereby agree that effective as of the consummation of the Closing (and not before), Section 3 of that certain Letter Agreement, dated January 11, 2022, by and among 10X, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“3. Reserved.”

Notwithstanding anything to the contrary in the Class B Holder Agreement, the restrictions set forth in Section 3 thereof shall be effective until the Closing.

The amendment and restatement set forth in this Section 4 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms.

5. Representations and Warranties.

a. Sponsor represents and warrants to AGT as follows: (i) it is duly organized, validly existing and in good standing under the laws of the Cayman Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s, corporate, limited liability company or organizational powers and have been duly authorized by all necessary actions on the part of Sponsor; (ii) the execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject 10X Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; and (iii) there are no Actions pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

b. The undersigned directors and officers of 10X each represent and warrant to AGT that he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder.

c. Each Class B Holder represents and warrants to AGT as follows: (i) this Agreement has been duly executed and delivered by such Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Class B Holder, enforceable against such Class B Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies), (ii) such Class B Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Class B Holder’s obligations hereunder, and (iii) such Class B Holder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, the respective Subject 10X Equity Securities set forth on Exhibit A hereto opposite such Class B Holder’s name, and, except as disclosed in the Acquiror SEC Reports there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject 10X Equity Securities (other than transfer restrictions under the Securities Act)) or preemptive or other right or privilege for the purchase, acquisition or transfer from such Class B Holder affecting any such Subject 10X Equity Securities, other than Liens pursuant to (A) this Agreement, (B) the 10X organizational documents, (C) the Merger Agreement, (D) the Class B Holder Agreement, or (E) any applicable Securities Laws.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 4, 10 (solely to the extent related to Sections 2, 4 or 10) and 11 shall each survive the termination of this Agreement pursuant to Section 6(a), and (iii) Sections 7, 8, 9 and 10 (solely to the extent related to the following Sections 7 or 9) shall survive any termination of this Agreement.

7. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of AGT or any Affiliate of 10X (other than the Class B Holders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of AGT or the Affiliates of 10X (other than the Class B Holders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject 10X Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor in its capacity as a member of the board of directors (or other similar governing body) of 10X or any of its Affiliates or as an officer, employee or fiduciary of 10X or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of 10X or such Affiliate.

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

11. Waiver of Anti-dilution Protection. The Sponsor and each Class B Holder hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections in connection with the transactions contemplated by the Merger Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

10X Capital SPAC Sponsor III LLC

By:	/s/ Hans Thomas
	Name:	Hans Thomas
	Title:	Sole Managing Member

10X CAPITAL VENTURE ACQUISITION CORP. III

By:	/s/ Hans Thomas
	Name:	Hans Thomas
	Title:	Chairman and Chief Executive Officer

[Signature Page to Acquiror Support Agreement]

American Gene Technologies International Inc.

By:	/s/ Jeffrey Galvin
	Name:	Jeffrey Galvin
	Title:	Chief Executive Officer

[Signature Page to Acquiror Support Agreement]

OTHER CLASS B HOLDERS:

/s/ Hans Thomas
Hans Thomas

/s/ David Weisburd
David Weisburd

/s/ Oliver Wriedt
Oliver Wriedt

/s/ Guhan Kandasamy
Guhan Kandasamy

/s/ Christopher Jurasek
Christopher Jurasek

/s/ Kash Sheikh
Kash Sheikh

/s/ Woodrow H. Levin
Woodrow H. Levin

[Signature Page to Acquiror Support Agreement]

Exhibit A

Class B Holder	Subject 10X Equity Securities
10X Capital SPAC Sponsor III LLC	10,000,000
Hans Thomas	0
David Weisburd	0
Oliver Wriedt	0
Guhan Kandasamy	0
Christopher Jurasek	0
Kash Sheikh	0
Woodrow H. Levin	0